Exhibit 99.1

                            Explanation of Responses

(1) This "exit" Form 4 is filed on the behalf of Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Select Fund, LP (formerly known as Spencer Capital Small Cap Fund, LP), a Delaware limited partnership ("SCSF"), Spencer Capital Select Partners, LLC (formerly known as Spencer Small Cap Partners, LLC), a Delaware limited liability company ("SSP", and together with SCM, Dr. Shubin Stein, SCF, SCP, SCOF, SCOP and SCSF, collectively, the "Former Reporting Persons"). SCM has registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Dr. Shubin Stein is the controlling person of SCM and the Former Reporting Persons. Accordingly, the Former Reporting Persons are filing this "exit" Form 4 because the Former Reporting Persons are no longer subject to
Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the securities of Resource America, Inc.